Exhibit 4.8

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of —, 2010 by and among Oilsands Quest Inc., a Colorado corporation (the “Company”), and the several holders who are signatories to this Agreement (each a “Holder,” and together the “Holder”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1.1 hereof.

RECITALS

WHEREAS, pursuant to multiple Subscription Agreements, each dated as of —, 2010 (collectively, the “Subscription Agreements”), each between the Company and a Holder, the Company has agreed to issue and sell to the Holders an aggregate of — shares (the “Securities”) of the Company’s common stock, $0.001 par value per share;

WHEREAS, the obligations of the Company and the Holders under the Subscription Agreements are conditioned upon, among other things, the execution and delivery of this Agreement by the Company and the Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE I                        DEFINITIONS

1.1      Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Allowable Suspension Period” has the meaning set forth in Section 4.4.

“Board of Directors” means the Board of Directors of the Company.

“Closing Date” has the meaning set forth in the Subscription Agreements.

“Common Stock” means the Company’s common stock, $0.001 par value per share, and any securities into which such shares of common stock may hereinafter be reclassified.

“Company” has the meaning set forth in the preamble to this Agreement.

“Holders” has the meaning set forth in the preamble to this Agreement.

“Effectiveness Period” has the meaning set forth in Section 3.2(a).

“Event” has the meaning set forth in Section 3.3.

“Event Payment Date” has the meaning set forth in Section 3.3.

“Event Payment Shares” means shares of Common Stock, if any, issued by the Company as Event Payments, or as interest on Event Payments, pursuant to Section 3.3.

“Event Payments” has the meaning set forth in Section 3.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“FINRA” means the Financial Industry Regulatory Authority (or any successor entity thereto).

“Governmental Authority” means the government of any nation, state, province, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or

“Indemnified Party” has the meaning set forth in Section 5.3.

“Loss” has the meaning set forth in Section 5.1.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Subscription Agreements” has the meaning set forth in the recitals to this Agreement.

“Registrable Securities” means, subject to Section 2.2 below (a) the Securities; (b) any Event Payment Shares; and (c) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the Securities or Event Payment Shares.

“Registration Expenses” has the meaning set forth in Section 4.3.

“Registration Statement” means a registration statement filed pursuant to the Securities Act.

“Required Effectiveness Date” means the earlier of (i) the date that is thirty (30) days from the Required Filing Date (or sixty (60) days from the Required Filing Date in the event that the Registration Statement filed by the Company pursuant to Section 3.1 is subject to review by the SEC) and (ii) the fifth (5th) business day after the Company is notified (orally or in writing, whichever is earlier) by the SEC that a Registration Statement will not be “reviewed” or will not be subject to further review, unless the Registration Statement has been declared effective prior to such date.

“Required Filing Date” has the meaning set forth in Section 3.1.

“SEC” means the United States Securities and Exchange Commission or any similar or successor agency then having jurisdiction to enforce the Securities Act.

“SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the Staff and (ii) the Securities Act.

“Securities” has the meaning set forth in the preamble to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Staff” means the staff of the SEC.

ARTICLE II                        GENERAL; SECURITIES SUBJECT TO THIS AGREEMENT

2.1      Grant of Rights.  The Company hereby grants registration rights to the Holders upon the terms and conditions set forth in this Agreement.

2.2      Registrable Securities.  For the purposes of this Agreement, securities of the Company listed in clauses (a), (b) and (c) of the definition of “Registrable Securities” in Section 1.1 hereof will cease to be Registrable Securities, when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and all such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) the entire amount of the Registrable Securities owned by a Holders may be sold in a single sale, in the opinion of counsel satisfactory to the Company and such Holders, each in their reasonable judgment (it being agreed that Paul, Weiss, Rifkind, Wharton & Garrison LLP shall be satisfactory counsel), pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act without any limitation as to volume and without the requirement for the Company to be in compliance with the current public information required under Rule 144 or (iii) such Registrable Securities have been sold pursuant to Rule 144 under the Securities Act.

ARTICLE III                        SHELF REGISTRATION

3.1      Shelf Registration Statement.  Not later than July 31, 2010 (or, if such date is not a business day, the next succeeding business day) (the “Required Filing Date”), the Company shall file with the SEC a registration statement on Form S-3 (or any successor form thereto) with respect to the resale (or Form S-1 if Form S-3 is not available), from time to time, on a continuous basis pursuant to Rule 415 of the Securities Act of all of the Registrable Securities held by the Holders.  The Registration Statement shall contain substantially the “Plan of Distribution” attached hereto as Annex A.  The disposition of Registrable Securities from the Registration Statement may occur, at any time, in one or more underwritten offerings, block transactions, broker transactions, at-market transactions or in such other manner or manners as may be specified in the Plan of Distribution or by the applicable Holders.  Notwithstanding the registration obligations set forth in this Section 3.1, in the event the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the initial Registration Statement as required by the SEC and/or (ii) withdraw the initial Registration Statement and file a new Registration Statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC as a secondary offering on a single registration statement; provided, however, that prior to filing such amendment or new Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09.  Notwithstanding any other provision of this Agreement and subject to the payment of Event Payments in Section 3.3, if any SEC Guidance sets forth a limitation of the number of Registrable Securities or other shares of Common Stock permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or other shares of Common Stock to be registered on such Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the shares of Common Stock to be included by any Person other than a Holder; second, the Company shall reduce or eliminate any shares of Common Stock to be included by any Affiliate of the Company; and third, the Company shall reduce the number of Registrable Securities to be included by all other Holders on a pro rata basis based on the total number of unregistered Registrable Securities held by such Holders, subject to a determination by the SEC that certain Holders must be reduced before other Holders based on the number of Registrable Securities held by such Holders.  In the event the Company amends the initial Registration Statement or files a new Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more Registration Statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial Registration Statement, as amended, or the new Registration Statement.  No Holder shall be named as an “underwriter” in any Registration Statement without such Holder’s prior written consent.

3.2      Effective Shelf Registration Statement.

(a)      The Company shall use its commercially reasonable efforts to cause each Registration Statement to become effective as soon as practicable, but not later than the Required Effectiveness Date, and shall use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act, subject to the provisions of Section 4.4 hereof, until the earlier of (i) such time as the Company delivers an opinion of counsel reasonably acceptable to the Holders (it being agreed that Paul, Weiss, Rifkind, Wharton & Garrison LLP shall be satisfactory counsel) that each Holder may sell in the open market in a single transaction all Registrable Securities then held by each such Holder pursuant to Rule 144 of the Securities Act (or any similar provision then in force) without being subject to the volume limitations thereof and without the requirement for the Company to be in compliance with the current public information required under Rule 144 or (ii) all Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement or pursuant to Rule 144 (such period being the “Effectiveness Period”).  The Required Effectiveness Date shall be extended without default or Event Payments hereunder in the event the Company’s failure to obtain effectiveness of the Registration Statement on a timely basis results from the failure of a Holder to timely provide the Company with information requested by the Company and necessary to complete the Registration Statement in accordance with the requirements of the Securities Act (in which case the Required Effectiveness Date would be extended with respect to Registrable Securities held by such Holder).  The Company shall promptly notify the Holders via facsimile or electronic mail of a “.pdf” format data file of the effectiveness of a Registration Statement within one (1) business day of the effective date of such Registration Statement. The Company shall, by 9:30 a.m. New York City time on the first trading day after such effective date, file a final prospectus with the SEC, as required by Rule 424(b).

3.3      Event Payments.  Should an Event (as defined below) occur then the Company shall pay to each Holder (i) an amount in cash or in additional shares of Common Stock (the form of such payment to be at the Company’s option) as liquidated damages and not as a penalty, equal to five percent (5.0%) of the purchase price paid by such Holder pursuant to its Subscription Agreement for any Registrable Securities then held, which amount shall be immediately due and payable; and (ii) upon each monthly anniversary of the occurrence of such Event (each date in (i) and (ii) above, an “Event Payment Date”) unless or until the Event is cured, the Company shall pay to each Holder an amount in cash or in additional shares of Common Stock (the form of such payment to be at the Company’s option) as liquidated damages and not as a penalty, equal to two percent (2.0%) of the purchase price paid by such Holder pursuant to its Subscription Agreement for any Registrable Securities then held as relief for the damages suffered therefrom by the Holders (the parties hereto agreeing that the liquidated damages provided for in this Section 3.3 constitute a reasonable estimate of the damages that may be incurred by the Holders by reason of such Event and that such liquidated damages represent the exclusive monetary remedy for the Holders for damages suffered due to such Event; provided, however, that this shall in no manner limit the Holders’ entitlement to specific performance as provided for in Section 6.1).  The payments to which a Holder shall be entitled pursuant to this Section 3.3 are referred to herein as “Event Payments.”  In the event the Company fails to make Event Payments to a Holder within five (5) business days after an Event Payment Date, such Event Payments owed to such Holder shall bear interest in the form of cash or additional shares of Common Stock (the form of such payment to be at the Company’s option) at the rate of one percent (1.0%) per month (prorated for partial months) until paid in full.  The liquidated damages pursuant to the terms hereof shall apply on a daily pro rata basis for any portion of a month prior to the cure of an Event, except in the case of the first Event date.  All pro rated calculations made pursuant to this paragraph shall be based upon the actual number of days in such pro rated month.  Notwithstanding the foregoing provisions, in no event shall the Company be obligated to pay such liquidated damages (a) to more than one Holder in respect of the same Registrable Securities for the same period of time, (b) in an aggregate amount that exceeds fifteen percent (15.0%) of the purchase price paid by such Holder for its Registrable Securities pursuant to its Subscription Agreement or (c) with respect to more than one Event at the same time.  In the event the Company elects to make an Event Payment or interest payment under this Section 3.3 in shares of Common Stock, the number of shares of Common Stock to be issued to a Holder hereunder shall equal the quotient determined by dividing (i) the cash value of the Event Payment or interest payment, as applicable, due to such Holder by (ii) the lesser of (A) the purchase price per share of Common Stock under its Subscription Agreement and (B) the average closing price of the Common Stock for the five (5) trading days immediately preceding the date of the Event.  The additional shares of Common Stock, if any, payable as Event Payments shall, if permissible, be added to the Registration Statement prior to being declared effective by the SEC; if it is not permissible to add such shares of Common Stock to an existing Registration Statement, then the Company shall use commercially reasonable efforts to include such shares on a new Registration Statement as promptly as practicable.  Notwithstanding anything to the contrary set forth in this Section 3.3, the Company shall not, without the prior written consent of a Holder, be able to elect to make an Event Payment or interest payment to such Holder in shares of Common Stock to the extent that, if after giving effect to such issuance, the Holder, together with any person that shares a common investment adviser with such Holder, would beneficially own, in the aggregate, in excess of 9.9% of the outstanding shares of Common Stock immediately after giving effect to such issuance.  For purposes of the foregoing, beneficial ownership and all determinations and calculations shall be determined by the Holder in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

For such purposes, each of the following shall constitute an “Event”: (i) a Registration Statement covering all of the Registrable Securities is not filed with the SEC on or prior to the Required Filing Date; (ii) a Registration Statement covering all of the Registrable Securities is not declared effective on the Required Effectiveness Date; (iii) after its effective date, (A) such Registration Statement ceases for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement), to remain continuously effective as to all Registrable Securities for which it is required to be effective or (B) the Holders are not permitted to utilize the prospectus therein to resell such Registrable Securities, in the case of (A) and (B) (other than during an Allowable Suspension Period (as defined in Section 4.4)); (iv) a suspension period under Section 4.4 exceeds the length of an Allowable Suspension Period; or (v) after the date six months following the Closing Date, and only in the event the Registration Statement is not available to sell Registrable Securities, the Company fails to file with the SEC any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) as a result of which the Holders who are not affiliates are unable to sell Registrable Securities without restriction under Rule 144.

3.4      Expenses.  The Company shall bear all Registration Expenses in connection with this ARTICLE III, whether or not the Registration Statement becomes effective.

ARTICLE IV                        REGISTRATION PROCEDURES

4.1      Obligations of the Company.  The Company shall:

(a)      not less than three (3) business days prior to the filing of a Registration Statement and not less than one (1) business day prior to the filing of any related prospectus or any amendment or supplement thereto (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any similar or successor reports), furnish to the Holders copies of such Registration Statement, prospectus or amendment or supplement thereto, as proposed to be filed, which documents will be subject to the review of such Holder (it being acknowledged and agreed that if a Holder does not object to or comment on the aforementioned documents within such three (3) business day or one (1) business day period, as the case may be, then the Holder shall be deemed to have consented to and approved the use of such documents).  The Company shall not file any Registration Statement or amendment or supplement thereto in a form to which a Holder reasonably objects in good faith, provided that, the Company is notified of such objection in writing within the three (3) business days or one (1) business day period described above, as applicable;

(b)      prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be reasonably necessary to keep such Registration Statement effective for the Effectiveness Period, and shall comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement;

(c)      furnish to each Holder, prior to filing a Registration Statement relating to Registrable Securities, at least one executed copy of such Registration Statement as is proposed to be filed, and thereafter such number of conformed copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and such other documents or prospectus as each such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(d)      register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request, and continue such registration or qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such Holder reasonably requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such Holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided, however, that the Company shall not be required to (A) qualify generally to do business as a foreign entity in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.1(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(e)      promptly notify each seller of Registrable Securities: (i) when a prospectus, any prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement (but only if relating to Registrable Securities) has been filed with the SEC, and, with respect to a Registration Statement or any post-effective amendment (but only if relating to Registrable Securities), when the same has become effective; (ii) of any comments or request by the SEC or any other federal or state Governmental Authority for amendments or supplements to a Registration Statement or related prospectus or for additional information (but only if relating to Registrable Securities); (iii) of the issuance by the SEC or any other Governmental Authority of any stop order suspending the effectiveness of a Registration Statement relating to Registrable Securities or of any order suspending or preventing the use of any related prospectus or the initiation or threatening of any proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; (v) of the existence of any fact or happening of any event (including the passage of time) of which the Company has knowledge which makes any statement of a material fact in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes to the Registration Statement or prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (vi) determination by counsel of the Company that a post-effective amendment or supplement to a Registration Statement relating to Registrable Securities is advisable; provided, however, in no event shall any such notice under this Section 4.1(e) contain any information which would constitute material, non-public information regarding the Company or any of its subsidiaries;

(f)      upon the occurrence of any event contemplated by clause (v) or (vi) of Section 4.1(e), as promptly as practicable, prepare a supplement, amendment or post-effective to such Registration Statement or related prospectus and furnish to each Holder a reasonable number of copies of such supplement to or an amendment or post-effective amendment of such Registration Statement or prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g)      Upon the occurrence of any event contemplated by clauses (iii) or (iv) of Section 4.1(e), as promptly as practicable, the Company shall use its commercially reasonable efforts to promptly obtain the withdrawal of any such order or suspension and shall immediately notify each seller of Registrable Securities of any such withdrawal;

(h)      cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed; provided, that the applicable listing requirements are satisfied;

(i)      provide reasonable cooperation to each Holder and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the FINRA; provided, that the Company shall not be required to incur material expenses or obligations in connection with its obligations under this Section 4.1(i); and

(j)      cooperate with the Holders to facilitate the timely preparation and delivery of certificates (or book-entry shares) representing such Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates (or book-entry shares) shall be free of any restrictive legends and in such denominations and registered in such names as such Holders may request.  Certificates for Registrable Securities free from all restrictive legends may be transmitted by the transfer agent to a transferee by crediting the account of such transferee’s prime broker with the Depository Trust Company as directed by such transferee.

4.2      Seller Information.  The Company may require each Holder of Registrable Securities as to which any registration is being effected to furnish, and such Holder shall furnish, to the Company such information regarding the distribution of such securities as the Company may from time to time reasonably request in writing in response to requests made by the Staff or to permit the Company to comply with the rules and regulations of the SEC.  The furnishing of such information shall be a condition to the inclusion of the Holder’s Registrable Securities in such Registration Statement.

4.3      Registration Expenses.  The Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation, (i) SEC, stock exchange and FINRA registration and filing fees, (ii) all fees and expenses incurred in complying with securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) all printing, messenger and delivery expenses, (iv) the reasonable fees, charges and expenses of the Holders’ counsel (including without limitation the fees charges and expenses incurred in connection with any amendments to a Registration Statement), and (v) the reasonable fees, charges and expenses of counsel to the Company and of its independent certified public accountants and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification), regardless of whether such Registration Statement is declared effective.  All of the expenses described in the preceding sentence of this Section 4.3 are referred to herein as “Registration Expenses.”  The Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to registration and sale of such Holders’ Registrable Securities.

4.4      Notice to Discontinue.  Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in clause (v) or (vi) of Section 4.1(e), such Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 4.1(f) and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities which is current at the time of receipt of such notice.  If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 4.1(b)) by the number of days during the period from and including the date of the giving of such notice pursuant to clause (v) or (vi) of Section 4.1(e) to and including the date when Holders of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by, and meeting the requirements of, Section 4.1(f); provided, that, no single suspension under this Section 4.4 shall exceed thirty (30) days in any one hundred and eighty (180) day period and in no event shall more than one suspension event exceed, in the aggregate, sixty (60) days in any twelve (12) month period (each suspension period complying with this provision being an “Allowable Suspension Period”).  In no event shall any such notice under this Section 4.4 contain any information that would constitute material, non-public information regarding the Company or any of its subsidiaries. The Company will use its commercially reasonable efforts to minimize periods during which the Registration Statement is not effective.  Notwithstanding anything to the contrary, the Company shall cause its transfer agent to deliver unlegended Common Stock (in certificated or book-entry form) to a transferee of a Holder in connection with any sale of Registrable Securities with respect to which a Holder has entered into a contract for sale prior to the Holder’s receipt of the suspension notice and for which the Holder has not yet settled.

ARTICLE V                        INDEMNIFICATION; CONTRIBUTION

5.1      Indemnification by the Company.  The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder, the officers, directors, agents, partners, members, managers, stockholders, Affiliates and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder expressly for use in the Registration Statement, such prospectus or such form of prospectus or in any amendment or supplement thereto (it being understood that each Holder has approved Annex A hereto for this purpose), or (B) in the case of an occurrence of an event of the type specified in Section 4.1(e)(iii)-(v), related to the use by a Holder of an outdated or defective prospectus after the Company has notified such Holder in writing that the prospectus is outdated or defective and prior to the receipt by such Holder of written notice by the Company that the applicable prospectus (as it may be supplemented or amended) may be resumed, but only if and to the extent that following the receipt of such written notice the misstatement or omission giving rise to such Loss would have been corrected.  The Company shall notify the Holders promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Agreement of which the Company is aware.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party.

5.2      Indemnification by Purchasers.  Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (i) to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein or (ii) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was reviewed and approved by such Holder expressly for use in a Registration Statement (it being understood that the Holder has approved Annex A hereto for this purpose), such prospectus or such form of prospectus or in any amendment or supplement thereto or (iii) in the case of an occurrence of an event of the type specified in Section 4.1(e)(iii)-(v), to the extent, but only to the extent, related to the use by such Holder of an outdated or defective prospectus after the Company has notified such Holder in writing that the prospectus is outdated or defective and prior to the receipt by such Holder of written notice by the

Company that the applicable prospectus (as it may be supplemented or amended) may be resumed, but only if and to the extent that following the receipt of such written notice the misstatement or omission giving rise to such Loss would have been corrected.  In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

5.3      Conduct of Indemnification Proceedings.  Any Person entitled to indemnification hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability or obligation that it may have to the Indemnified Party hereunder (except to the extent that it shall be finally judicially determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that the Indemnifying Party has been materially prejudiced or otherwise forfeited substantive rights or defenses by reason of such failure).  If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party.  The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to promptly assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) such parties have been advised in writing by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, in any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all similarly-situated Indemnified Parties.  No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.

5.4      Contribution.

(a)      If the indemnification provided for in this ARTICLE V from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any Losses referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations.  The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 5.1 and 5.2, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by a Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Holder in the offering.  No Person involved in the sale of Registrable Securities who is guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) in connection with such sale shall be entitled to indemnification or contribution from any Person involved in such sale of Registrable Securities who is not guilty of fraudulent misrepresentation.

(b)      The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 5.4(a).  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

5.5      The indemnity and contribution agreements contained in this Article V are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties and are not in diminution or limitation of the indemnification provisions under the Subscription Agreements.

ARTICLE VI                        MISCELLANEOUS

6.1      Remedies.  The Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement.  The Company agrees that monetary damages alone (including those specified in Section 3.3) would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

6.2      No Piggyback on Registrations.  Neither the Company nor any of its security holders (other than the Holders in such capacity pursuant hereto) may include securities of the Company in a Registration Statement other than the Registrable Securities without the consent of the Holders holding at least a majority of the then outstanding Registrable Securities (such consent not to be unreasonably withheld or delayed).

6.3      Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in the manner provided for under the Subscription Agreements.

6.4      Successors and Assigns; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto; provided, that the rights of the Holders contained in this Agreement shall be automatically transferred to the transferee of any Registrable Security provided that (i) such transferee agrees to become a party to this Agreement and be fully bound by, and subject to, all of the terms and conditions of the Agreement as though an original party hereto; (ii) the Company is furnished with written notice of (a) the name and address of such transferee, and (b) the securities with respect to which such registration rights are being transferred; (iii) immediately following such transfer the further disposition of such securities by the transferee is restricted under the Securities Act or applicable state securities laws if so required; and (iv) such transfer shall have been conducted in accordance with all applicable federal and state securities laws.  All of the obligations of the Company hereunder shall survive any transfer.  Except as provided in ARTICLE V, no Person other than the parties hereto and their successors and permitted assigns are intended to be a beneficiary of this Agreement.

6.5      Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by (i) the Company and (ii) the Holders holding at least two-thirds of the then outstanding Registrable Securities; provided, that if any such amendment, modification, supplement, waiver, consent or departure would adversely affect the rights, preferences or privileges of any Holder disproportionately with respect to the rights, preferences and privileges of the other Holders, such Holder’s consent in writing shall be required; provided further, any party hereto may give a waiver in writing as to itself.

6.6      Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

6.7      Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.8      GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD IMPLICATE OR CAUSE THE LAWS OF ANOTHER JURISDICTION TO APPLY.

6.9      Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

6.10                 Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein.  There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein.  This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

6.11                 Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

6.12                 Other Agreements.  Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under any other agreement including, but not limited to, the Subscription Agreements.

6.13                 Termination.  Except for the liabilities or obligations under Section 4.3 or ARTICLE V, all of which shall remain in effect in accordance with their terms, this Agreement and the obligations of the parties hereunder (other than liability for the breach by any party hereto of any of the terms of this Agreement) shall terminate upon the end of the Effectiveness Period.

6.14                 Independent Nature of Holders’ Obligations and Rights.  The obligations of each Holder under this Agreement are several and not joint with the obligations of any other Holder hereunder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder.  The decision of each Holder to purchase the Securities pursuant to its Subscription Agreement has been made independently of any other Holder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement.  Each Holder acknowledges that no other Holder has acted as agent for such Holder in connection with making its investment and that no Holder will be acting as agent of such Holder in connection with monitoring its investment in the Securities or enforcing its rights under this Agreement or any Subscription Agreement. Each Holder shall be entitled to protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

COMPANY:

OILSANDS QUEST INC.

By:

Name:

Title:

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

PURCHASERS:

[INSERT NAME]

By:

Name:

Title:

Address: [INSERT ADDRESS]

ANNEX A

PLAN OF DISTRIBUTION

We are registering the Common Stock issued to the selling stockholder to permit the resale of these shares of Common Stock by the holders of the Common Stock from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the Common Stock.  We will bear all fees and expenses incident to our obligation to register the Common Stock.

The selling stockholders may sell all or a portion of the Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the Common Stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions.  The Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume.  The selling stockholders may also sell Common Stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the selling stockholders may deliver Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales.  In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.  Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Common Stock was sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the selling stockholder and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock.  All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

We will pay all expenses of the registration of the Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it.  We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.